Exhibit (a)(3)

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

CHESWOLD LANE FUNDS

This Certificate of Amendment to the Certificate of Trust of Cheswold Lane Funds, a statutory trust (the “Trust”), executed by the undersigned trustee and filed pursuant to Section 3810(b) of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.), sets forth the following:

1.

The name of the statutory trust is Cheswold Lane Funds.

2.

The amendment to the Certificate of Trust set forth below has been duly authorized by the Board of Trustees of the Trust:

The Second Article of the Certificate of Trust is hereby amended to read as follows:

SECOND:  The registered office of the Trust in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.  The name of the Trust’s registered agent is The Corporation Trust Company.

3.

This Certificate of Amendment to the Certificate of Trust shall be effective upon the date and time of filing.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has executed this Certificate of Amendment to the Certificate of Trust as of the 6th day of November, 2006.

By:  /s/ Eric F. Scharpf

Eric F. Scharpf

Chairman and Trustee